Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement Nos. 333-228347 and 811-23389 on Form N-2 of Ellington Income Opportunity Fund of our report dated March 1, 2019, relating to our audit of the financial statements and financial highlights, which appear in the December 31, 2018 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

June 6, 2019